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                                                Filed Pursuant to Rule 424(B)(2)
                                                Registration No. 333-41940

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 20, 2000)

                                7,500,000 SHARES

                         [MERIDIAN RESOURCE CORP. LOGO]

                                  COMMON STOCK

     You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

     INVESTING IN THE COMMON STOCK OF THE MERIDIAN RESOURCE CORPORATION INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF OUR PROSPECTUS DATED SEPTEMBER 20, 2000 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     The common stock includes associated rights to purchase common stock pursuant to the Rights Agreement, dated as of May 5, 1999, between us and American Stock Transfer & Trust Co., as rights agent.

PLAN OF DISTRIBUTION

     We are offering to certain investors an aggregate of up to 7,500,000 shares of our common stock at a price related to prevailing market prices under the terms of this prospectus supplement. The shares will be placed with certain investors on a best efforts basis by San Jacinto Securities Inc. and Keane Securities Inc. as placement agents. In connection with the placement of the shares, we will pay the placement agents a commissions to be negotiated. Such commissions may be deemed to be underwriting discounts and commissions under the Securities Act. We will not pay any other compensation in conjunction with this sale of our common stock in addition to the arrangements discussed in our prospectus dated September 20, 2000.

     Any shares of our common stock offered under this prospectus supplement that remain unsold at the conclusion of the placement agents' initial best efforts offering may be offered in one or more other transactions, which may include block transactions, underwritten offerings, brokered sales or a combination of such transactions. Such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

FORWARD-LOOKING INFORMATION

     This prospectus supplement may contain "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 and that involve risk and uncertainty. These forward- looking statements may include, but are not limited to risks resulting from market fluctuations. Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to fluctuations in worldwide prices and demand for oil and natural gas, fluctuations in the levels of our oil and natural gas exploration and development activities and risks associated with fluctuations in the capital markets.
The date of this prospectus supplement is September 28, 2000.